Exhibit 8.2

IGLER AND PEARLMAN, P.A.

January 10, 2018

Board of Directors

Floridian Community Holdings, Inc.

5599 South University Drive

Davie, Florida 33328

Re:	Agreement and Plan of Merger, dated as of November 27, 2017, by and among FCB Financial Holdings, Inc., Floridian Community Holdings, Inc., and Flamingo Sub, Inc.—United States Federal Income Tax Consequences

Dear Members of the Board of Directors:

We have served as counsel to Floridian Community Holdings, Inc., a Florida corporation (“Floridian Community”), in connection with the Agreement and Plan of Merger dated November 27, 2017 (the “Agreement”) by and among Floridian Community, FCB Financial Holdings, Inc. (“FCB”), and Flamingo Sub, Inc. (“Merger Sub”). The Agreement contemplates that Merger Sub will be merged with and into Floridian Community (the “Merger”), with Floridian Community becoming wholly owned by FCB. The Agreement further contemplates that immediately thereafter, Floridian Community will be merged with and into FCB (the “Parent Merger”), with FCB as the surviving corporation in the Parent Merger. In addition, following the Merger, Floridian Community Bank, a Florida-chartered bank and wholly owned subsidiary of Floridian Community, will merge with and into Florida Community Bank, N.A., a wholly owned subsidiary of FCB (“FCB Bank”) (the “Bank Merger”), with FCB Bank being the surviving bank in the Bank Merger. The Merger, the Parent Merger, and the Bank Merger are each described in the Registration Statement on Form S—4 filed by FCB with the Securities and Exchange Commission (the “Registration Statement”). At your request, this opinion concerning federal income tax consequences is being rendered in connection with the effectiveness of the Registration Statement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement and/or the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Agreement; (ii) the Registration Statement; (iii) the statements and representations made by Floridian and FCB in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the Effective Time, without regard to any qualification as to knowledge, intention or belief; and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies and the authenticity of the originals of such copies. Furthermore, in making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering this opinion, which is set forth below, we have assumed that the Merger, the Parent Merger, and the Bank Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement. Furthermore, we have relied upon the facts and assumptions set forth above which are based upon the factual assumptions and representations made by Floridian Community and FCB, without any independent verification.

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, and in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER,” we are of the opinion that, under currently applicable United States federal income tax law, the Merger and the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the U.S. federal income tax consequences of the Merger and the Parent Merger to Floridian, holders of shares of Floridian common stock, FCB, and shareholders of FCB will be as described under “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.”

Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local, or foreign, of the Merger, the Parent Merger, or the Bank Merger or of any transaction related to the Merger, the Parent Merger, or the Bank Merger or contemplated by the Agreement.

Our opinion expressed herein is based upon the provisions of the Code, Treasury regulations (both current and proposed) promulgated thereunder, judicial decisions, revenue rulings and procedures, and related authorities issued, and in effect, on the date of this letter. Furthermore, no assurance can be given that the IRS or the courts will not alter their present view, either prospectively or retroactively, or adopt new views in respect of the law that forms the basis of our opinion. In that event, the opinion expressed herein would necessarily have to be reevaluated in light of any change in such views. We assume no obligation to advise you of any change in any such provision or views which would affect our opinion set forth herein. Furthermore, the opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

We have assumed that the Agreement completely and accurately describes the Merger, the Parent Merger, and the Bank Merger, and that all facts, assumptions, and representations set forth above will be complete and accurate at the time of the Merger, the Parent Merger, and the Bank Merger. We have assumed that the Agreement and all documents identified in the Agreement and in the Registration Statement represent all of the documents related to the Mergers, that there are no other documents, no “side letters,” and no other written agreements or oral agreements which are an integral part of the Merger, the Parent Merger, or the Bank Merger. Our opinion would require reevaluation in the event of any change in any pertinent fact, assumption, or representation.

We consent to the inclusion of this opinion letter as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

IGLER | PEARLMAN, P.A.

/s/ IGLER | PEARLMAN, P.A.